Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-202132 on Form S-8 of Zillow Group, Inc. of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Trulia, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Zillow Group’s acquisition of Trulia, Inc. on February 17, 2015) incorporated by reference in this Current Report on Form 8-K/A of Zillow Group, Inc. dated April 1, 2015 from the Annual Report on Form 10-K of Trulia, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 1, 2015